UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CAPSTONE ENERGY+, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CAPSTONE ENERGY+, INC.
16640 Stagg Street
Van Nuys, California 91406
July 8, 2026
Dear Capstone Energy+ Stockholder:
You are cordially invited to attend the 2026 annual meeting of stockholders (the “Annual Meeting”) of Capstone Energy+, Inc. (the “Company”) to be held virtually on August 20, 2026, at 9:00 a.m., Pacific Time. You can attend the Annual Meeting via the Internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CGRN2026 (there is no physical location for the Annual Meeting). You will need to have your 16-digit control number included on your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.
Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to vote by proxy as soon as possible. You can vote over the Internet, by phone or by mail by following the instructions on the proxy card. Any stockholder attending the Annual Meeting may vote via the Internet during the meeting, even if you have already voted.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

/s/ VINCENT J. CANINO
Vincent J. Canino President and Chief Executive Officer

Van Nuys, California
YOUR VOTE IS IMPORTANT

PLEASE VOTE AS PROMPTLY AS POSSIBLE.

CAPSTONE ENERGY+, INC.
16640 Stagg Street
Van Nuys, California 91406
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held August 20, 2026
The Capstone Energy+, Inc. (the “Company” or “Capstone”) 2026 annual meeting of stockholders (the “Annual Meeting”) will be held virtually on August 20, 2026, at 9:00 a.m., Pacific Time, for the following purposes:
1.
To elect the following individuals to Capstone’s Board of Directors as Class III directors to serve until the 2029 annual meeting of stockholders, or until their successors have been elected and qualified: Vincent J. Canino and John P. Miller;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers;
3.	To ratify the appointment of CBIZ CPAs P.C. (“CBIZ”) as our independent registered public accounting firm for the fiscal year ending March 31, 2027; and
4.	To transact any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof.
The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on July 2, 2026, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s voting common stock and Series A convertible preferred stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.
Whether or not you plan to attend the Annual Meeting, please vote promptly. The proxy is being solicited on behalf of the Board of Directors of Capstone for use at the Annual Meeting.
This year’s Annual Meeting will be held entirely via the Internet. To ensure your representation at the Annual Meeting, we urge you, regardless of whether you plan to attend the Annual Meeting online, to sign, date and return the proxy card (if you received printed materials) or to vote over the telephone or on the Internet as instructed in these proxy materials so that your shares will be represented at the Annual Meeting. If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.
A list of record holders of the Company’s common stock and Series A convertible preferred stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at our offices located at 16640 Stagg Street, Van Nuys, California 91406, during normal business hours for ten days prior to the Annual Meeting.
To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2026, you must enter the 16-digit control number included on your proxy. We encourage you to access the annual meeting before it begins. Online check-in to access the meeting will start shortly before the meeting on August 20, 2026. If you attend the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2026, you may vote electronically during the meeting even if you have previously returned a proxy. Stockholders will also have the opportunity to submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2026 by logging on with your control number. A technical support telephone number will be posted on the log-in page of www.virtualshareholdermeeting.com/CGRN2026 that you can call if you encounter any difficulties accessing the virtual meeting during check-in or during the meeting.

By Order of the Board of Directors,

/s/ ALFREDO GOMEZ
Alfredo Gomez Secretary

Van Nuys, California
July 8, 2026

CAPSTONE ENERGY+, INC.
16640 Stagg Street
Van Nuys, California 91406
PROXY STATEMENT
For Annual Meeting Of Stockholders
To Be Held August 20, 2026
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY MATERIALS
Who is soliciting my vote?
The Board of Directors (the “Board” or “Board of Directors”) of Capstone Energy+, Inc. (the “Company,” “Capstone,” “we” or “us”) is soliciting your vote for the Company’s 2026 annual meeting of stockholders (the “Annual Meeting” or the “2026 Annual Meeting”).
When is the Annual Meeting and how do I attend?
This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors from holders of issued and outstanding shares of the Company’s voting common stock, par value $0.001 per share (the “Common Stock”) and issued and outstanding shares of the Company’s Series A Convertible Preferred Stock (“Series A Preferred Stock”). The Annual Meeting will be held virtually on August 20, 2026, at 9:00 a.m., Pacific Time, for the purposes set forth in the accompanying notice and herein, and any adjournments or postponements thereof. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/CGRN2026. Holders of the Company’s non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock”), are not entitled to notice of, or to vote at, the Annual Meeting.
How can I obtain the proxy materials?
A copy of each of Capstone’s 2026 Annual Report to Stockholders (the “2026 Annual Report”), this Proxy Statement and accompanying proxy card were first mailed to stockholders on or about July 8, 2026. The 2026 Annual Report includes Capstone’s audited consolidated financial statements.
How can I obtain electronic access to the proxy materials?
The Company’s proxy materials also are available on its investor relations website at http://ir.capstoneenergyplus.com/investor-kit under “Investor Kit.” Additionally, when you vote online you can also sign up to receive future proxy materials by email.
Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
How many votes can be cast by all stockholders?
If you were a stockholder of record of Common Stock at the close of business on July 2, 2026 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 32,220,718 shares of Common Stock, 333,120 shares of Non-Voting Common Stock, and 80,000 shares of Series A Preferred Stock were outstanding.

Each record holder of our Common Stock will have the right to cast one vote for each share of Common Stock on each matter that is properly brought before the Annual Meeting and on which holders of our Common Stock are entitled to vote. As of the Record Date, there were 32,220,718 shares of Common Stock outstanding.
Each record holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of Common Stock into which such shares are convertible on the Record Date on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote together with Common Stock as a single class. As of the Record Date, there were 80,000 shares of Series A Preferred Stock outstanding, which, as of such date, were convertible into 16,203,835 shares of Common Stock.
In addition, each holder of record of Series A Preferred Stock will have one vote for each share of Series A Preferred Stock on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote separately, as a class.
Are there any requirements on how the holders of the Series A Convertible Preferred Stock must vote?
Until March 31, 2031, Monarch (as defined below) is required to vote all shares of Convertible Preferred Stock and shares of Common Stock then beneficially owned by Monarch in favor of all persons nominated for election to the Board of Directors by the Board of Directors; provided that from March 31, 2029, Monarch shall not be required to vote, at any meeting of stockholders of the Company, in favor of the election to the Board of Directors of any person nominated for election by the Board of Directors if both Institutional Shareholder Services and Glass Lewis have issued a recommendation against the election of such nominee at such meeting. Monarch may vote, in its discretion, on any other proposals or matters properly presented for action by the stockholders of the Company.
How is the quorum reached?
The presence, in person or by proxy, at the Annual Meeting of the holders of shares of outstanding capital stock of the Company representing not less than thirty-three and a third percent (33 1/3%) of the voting power of all outstanding shares of capital stock of the Company entitled to vote at such meeting shall constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining a quorum, abstentions and broker non-votes are counted as present.
What is a “broker non-vote”?
A broker non-vote occurs when a beneficial owner of shares held in street name does not give instructions to the bank, broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the bank, broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the bank, broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. The shares that cannot be voted by banks, brokers and other nominees on non-routine matters but are represented at the Annual Meeting will be deemed present at the Annual Meeting for purposes of determining whether the necessary quorum exists, but will not be considered entitled to vote on the non-routine proposals.
We believe that, under applicable rules, Proposal 3 is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners. Accordingly, we do not expect to receive any broker non-votes with respect to Proposal 3.
We believe that Proposal 1 and Proposal 2 are considered non-routine matters under applicable rules. Accordingly, banks, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners.
With regard to Proposal 2, broker non-votes will be excluded from the vote and will have no effect on the outcome of such proposal. Only votes “FOR” will affect the outcome of the vote on Proposal 1. As such, broker non-votes will not affect the outcome of the vote on Proposal 1.
How are abstentions counted?
If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes with respect to a proposal, but they will not be voted on any matter at the Annual Meeting.

With regard to Proposal 1, votes may be cast in favor of a director nominee or withheld. Because directors are elected by plurality, abstentions will have no effect on its outcome.
With regard to Proposal 2 and Proposal 3, abstentions will have no effect on the outcome of such proposals.
What happens if I do not give specific voting instructions?
Stockholders of Record: Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the instructions given. Where no instructions are given, subject to the requirements described below, such proxies will be voted: FOR the election of Vincent J. Canino and John P. Miller to serve as Class III directors until the 2029 annual meeting of stockholders, or until their successors have been elected and qualified; FOR the approval of the non-binding, advisory vote on the compensation of our named executive officers (“NEOs”); and FOR the ratification of the appointment of CBIZ as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027. If any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons acting as proxies will have discretionary authority to vote on the action according to their best judgment. Each record holder of Common Stock is entitled to one vote for each share of Common Stock held by such stockholder on that date. Each record holder of Series A Preferred Stock will have a number of votes equal to the largest number of whole shares of Common Stock into which such shares are convertible on the Record Date on each matter that is properly brought before the Annual Meeting and on which holders of Series A Preferred Stock are entitled to vote together with Common Stock as a single class.
Beneficial Owners of Shares Held in Street Name: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will indicate on the proxy card that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For Proposals 1 and 2, broker non-votes will have no effect on these proposals. For Proposal 3, we believe that your bank, broker or other nominee will be able to vote on the proposal even if it does not receive instructions from you, so we do not anticipate any broker non-votes in connection with Proposal 3. We urge you to give voting instructions to your bank, broker or other nominee on all proposals.
Can I change my vote?
You may revoke your proxy at any time before it is actually voted at the Annual Meeting by: (i) delivering written notice of revocation to the Secretary of Capstone at our address above; (ii) submitting a later dated proxy by the applicable deadline for voting; or (iii) attending the Annual Meeting and voting by the Internet. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy.
How do I vote my shares?
Whether you hold shares directly as the stockholder of record or through a bank, broker or other nominee, as the beneficial owner you may direct how your shares are voted without attending the Annual Meeting. If your shares are registered directly in your name, you are encouraged to vote by the Internet, by telephone or by completing, signing, dating and returning a proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return a proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Please refer to the instructions provided in the Notice of Internet Availability or proxy card provided to you for information on the available voting methods. If your shares are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your shares in accordance with your instructions. Your bank, broker or other nominee will send you directions on how to vote your shares.
How does the Board of Directors recommend that I vote?
Our Board of Directors unanimously recommends that you vote:
(1)	“FOR” the election of the nominees for Class III directors;
(2)	“FOR” the non-binding advisory vote on the compensation of our named executive officers;
(3)	“FOR” the ratification of the appointment of CBIZ as our independent registered public accounting firm for our fiscal year ending March 31, 2027.

What is the voting requirement to approve each of the proposals?
With respect to the election of directors (Proposal 1), directors will be elected by a plurality of the votes cast. In other words, because there are no other nominees for election as Class III directors other than the persons named in the enclosed proxy card and assuming such persons receive at least one vote, such persons will be re-elected to our Board of Directors. You may: (i) vote for all director nominees as a group; (ii) withhold authority to vote for all director nominees as a group; or (iii) vote for all director nominees as a group except those nominees you identify on the appropriate line. Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.
With respect to the non-binding advisory vote on the compensation of our named executive officers (Proposal 2), the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve such proposal. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of the Company or the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
With respect to Proposal 3, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the ratification of the selection of CBIZ as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027. Abstentions and broker non-votes, if any, will not affect the outcome of the vote on this proposal. As noted above, we do not currently anticipate any broker non-votes in respect of this proposal.
What do I need to be able to attend the Annual Meeting online?
We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CGRN2026. The webcast will start at 9:00 a.m., Pacific Time on August 20, 2026. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the Annual Meeting, you will need the 16-digit control number which is on your proxy card or in the instructions accompanying your proxy materials.
How can I submit a question at the Annual Meeting?
If you would like to submit a question during the Annual Meeting, log into www.virtualshareholdermeeting.com/CGRN2026 by using the 16-digit control number located on your proxy card or in the instructions accompanying your proxy materials, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practicable after the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2026 and will remain available for one week after posting.
What if I have technical difficulties or trouble accessing the Annual Meeting?
If you encounter any technical difficulties with accessing the audio webcast on the meeting day, a phone number will be posted 15 minutes before the meeting start time on August 20, 2026. Technical support will be available starting at 8:30 a.m. Pacific Time, which is 30 minutes before the meeting start time, and will remain available until the Annual Meeting has ended.
Who pays for the cost of soliciting proxies?
We will pay the expense of soliciting proxies and the cost of preparing and distributing material in connection with the solicitation of proxies. Our directors, officers or employees may also solicit proxies by mail, e-mail, telephone, facsimile or other means. These individuals will not receive any additional compensation for these efforts.
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2027 Annual Meeting?
In order to be considered for inclusion in our proxy statement and proxy card relating to the Company’s 2027 Annual Meeting, stockholder proposals must be submitted in accordance with the procedures in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for the 2027 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices at Capstone Energy+, Inc., 16640 Stagg Street, Van Nuys, CA 91406, Attention: Secretary, not later than March 10, 2027.
In the event that the date of the 2027 Annual Meeting has changed by more than 30 days from the anniversary of our 2026 Annual Meeting, such proposals must be delivered in written form to our Secretary at Capstone Energy+, Inc., 16640 Stagg Street, Van Nuys, CA 91406, Attention: Secretary, a reasonable time before we begin to print and send our proxy materials. Any proposal may be included in next year’s proxy materials only if it complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any meeting any stockholder proposal or nomination that does not meet all of the requirements for inclusion established by the SEC. The officer presiding at the meeting may exclude matters that are not properly presented in accordance with these requirements.
Pursuant to our bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board of Directors or by a stockholder who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting. To be timely under the advance notice provisions of our bylaws, any notice submitted by a stockholder who wishes to present a proposal or nomination for director at an annual meeting must be received by us not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by us. Any such notice must contain the information required by our bylaws. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. See “Governance of the Company and Practices of the Board of Directors—Director Recommendation and Nomination Process” for additional information with respect to our director recommendation and nomination processes. The foregoing bylaw provisions do not affect a stockholder’s ability to request inclusion of a proposal in our proxy statement within the procedures and deadlines set forth in Rule 14a-8 of the SEC’s proxy rules.
Any notice of director nomination must also include the additional information required by Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our bylaws.
The date of this Proxy Statement is July 8, 2026.

PROPOSAL 1
ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS
The Board currently consists of seven directors and is divided into three classes, Class I, Class II and Class III, with the term of office of only one class of directors expiring each year. The term of the Class III directors expires at this Annual Meeting. At each succeeding annual meeting of stockholders, each of the successors elected to replace the class of directors whose term expires at that annual meeting will be elected for a three-year term.
Directors in Class III will stand for election at this Annual Meeting. On July 7, 2026, our Board, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously approved the nomination for election of Vincent J. Canino and John P. Miller as Class III director nominees of the Company, each to serve from immediately following the Annual Meeting until our 2029 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The terms of office of directors in Class I and Class II do not expire until the 2027 and 2028 annual meetings of stockholders, respectively.
The Board has determined that Mr. Robert F. Powelson, Ms. Denise M. Wilson, Ms. Ping Fu, Mr. Christopher J. Close and Mr. Robert F. Beard are independent directors as defined in Rule 5605(a)(2) under rules of The Nasdaq Stock Market (the “Nasdaq Rules”). The Board has determined Mr. Miller is not independent while he is serving as Interim Chief Financial Officer. There are no arrangements or understandings between any of our directors, nominees for directors or officers and any other person pursuant to which any director, nominee for director or officer was or is to be selected as a director, nominee or officer, as applicable. There are no material proceedings to which any of our directors, or any associates of any such persons, is a party adverse to the Company or any of our subsidiaries, and none of such persons has a material interest adverse to the Company or any of its subsidiaries. Other than with respect to the Company’s Chapter 11 bankruptcy proceedings, no director has been involved in any legal proceedings required to be disclosed under Item 401(f) of Regulation S-K.
The positions of Chief Executive Officer and Interim Chair of the Board of Directors are currently each filled by a different individual, Mr. Vincent J. Canino and Mr. Powelson, respectively. If the position of Chair of the Board of Directors is vacant, or if he or she is absent, the Chief Executive Officer presides, when present, at meetings of stockholders.
Additionally, our Board of Directors has Compensation and Human Capital, Audit and Nominating and Corporate Governance Committees. Mr. Close, Ms. Wilson and Mr. Beard each currently serve as a Committee Chair, with Mr. Close serving as Chair of the Audit Committee, Ms. Wilson serving as Chair of the Compensation Committee and Mr. Beard serving as Chair of the Nominating and Corporate Governance Committee.
We believe that the Chair of the Board, Chairs of the committees and the remaining members of the Board all have relevant experience and background to provide leadership and guidance to the Company and the Company’s management. Specifically, we believe that the members of the Board have relevant leadership, technology, finance, industry and market experience necessary for their positions as directors of the Company and provide for a leadership structure that is appropriate for the Company.
Shares represented by each properly executed proxy will be voted for the two Class III nominees named below, unless contrary instructions are set forth on such proxy. Proxies cannot be voted for a greater number of individuals than the number of nominees. The nominees have agreed to stand for re-election and to serve, if elected, as directors. However, if any such nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person as the Board may recommend.

Nominee to Our Board of Directors

Name	Age	Director Since	Position
Class III Directors:
Vincent J. Canino	63	2024	Director, President & Chief Executive Officer
John P. Miller	68	2024	Director and Interim Chief Financial Officer

Vincent J. Canino
Vincent J. Canino was appointed as President and Chief Executive Officer and a member of the Board on March 11, 2024. Prior to joining the Company, Mr. Canino served as the Chief Operating Officer of ESS Tech, Inc. (NYSE: GWH), a developer of long-duration energy storage solutions, from September 2022 to March 2024. He previously spent approximately eight years with Smardt Chiller Group, Inc. (“Smardt”), a manufacturer of oil-free chillers, most recently serving as Smardt’s President and Chief Executive Officer. Mr. Canino also served in various roles with Trane Commercial Systems (“Trane”), a manufacturer of heating, ventilation and air conditioning systems, including as Trane’s Vice President, Enterprise Businesses and Renewable Energy. Mr. Canino’s career includes multiple leadership, management, operations and sales roles with publicly traded and privately held organizations. Mr. Canino serves as a Board of Directors member of Western Washington University and holds a Master of Science in Engineering Mechanics from Pennsylvania State University and a Bachelor of Technology in Mechanical Engineering from the State University of New York at Binghamton.

Among his other skills and expertise, Mr. Canino brings to the Board his unique perspective as President and Chief Executive Officer of the Company and substantial executive and industry experience.

John P. Miller
John P. Miller has been a director since February 2024. He has over 40 years of broad-based executive management experience in the manufacturing, distribution and transportation industries and has served in senior finance and leadership roles at public and private companies across a range of industry categories. He previously served as Chair of the Audit Committee of the Company and is serving as Chairman of the Audit Committee on the Board of Directors of Spruce Power Holding Corporation, an owner and operator of distributed solar energy assets, since 2022. From 2017 to 2021, he served as Chief Executive Officer of Power Solutions International, Inc., a publicly traded company focusing on the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. From 2008 until 2016, Mr. Miller served in operational and financial management positions of increasing responsibility at Navistar International Corporation, a global vehicle manufacturer and solutions provider, including as Senior Vice President of Operations and Corporate Finance. Prior to such roles, he served in the role of Chief Financial Officer of Laidlaw International, Inc., a provider of public transportation services, Chicago Metallic Corporation, a global manufacturer of suspended ceiling and metal products, Fleetpride, Inc., a distributor of heavy duty truck parts, and Peapod, an online grocery delivery company. Mr. Miller received his Master of Business Administration from the University of Michigan and a Bachelor of Arts degree in economics from DePauw University.

Among his other skills and expertise, Mr. Miller brings to the Board of Directors extensive industry experience and expertise in financial management and strategic planning, including through his current service as the Company’s Interim Chief Financial Officer.

Directors

Name	Age	Director Since	Position
Class I Directors
Christopher J. Close	60	2025	Independent Director
Robert F. Beard	60	2025	Independent Director
Ping Fu	68	2021	Independent Director
Class II Directors
Robert F. Powelson	57	2019	Interim Chair of the Board
Denise M. Wilson	66	2019	Independent Director
Class III Directors
Vincent J. Canino	63	2024	Director, President & Chief Executive Officer
John P. Miller	68	2024	Director and Interim Chief Financial Officer

Robert C. Flexon resigned from the Board effective October 30, 2025, and the Board appointed Robert F. Powelson as Interim Chair of the Board effective October 31, 2025.

Christopher J. Close
Christopher J. Close has more than 35 years of experience in financial and business management, with experience serving as Chief Financial Officer and in financial planning and analysis, investor relations, M&A, treasury, accounting, HR and IT, with a particular focus in the energy industry. He has served as President of Close Consulting LLC since September 2017, where he has served in interim CFO roles and provides consulting services to business owners of various companies across various industries, including environmental technology, marina management, sports marketing, private philanthropic investment, hospitality technology, and residential solar. Prior to forming Close Consulting, he served as Chief Financial Officer of Noramco, Inc., a global, multi-site manufacturer of opioids and other drug compounds, from 2016 to 2017. He served as Chief Financial Officer at Preferred Sands, Inc., a multi-site manufacturer and distributor of frac sand, from 2012 to 2016. Mr. Close’s career includes experience as an auditor at PricewaterhouseCoopers before progressing into corporate and business unit roles at companies such as ARCO Chemical, Airgas, Exelon Corporation and Constellation Energy. He became a Certified Public Accountant (license inactive) in the State of Pennsylvania and currently holds a Federal and State securities licenses (Series 7 & 66) as a registered advisor. Mr. Close holds a Bachelor of Science in Accounting from the University of Delaware, and a Master of Business Administration from Villanova University.

Among his other skills and expertise, Mr. Close brings to the Board a depth of expertise in accounting and financial matters, along with a deep understanding of executive management, compensation matters and investor relations.

Robert F. Beard
Robert F. Beard has been a director since 2025. He has served as a member of the Board of Directors and Governance Committee of Black Hills Energy, Inc., a natural gas and electric utility company and subsidiary of Black Hills Corporation (NYSE: BKH), since April 2025. Mr. Beard previously served in multiple senior executive roles at UGI, an international natural gas and electric power distribution company; he served as President and Chief Executive Officer of UGI Utilities, Inc. from 2011 to 2024 and Chief Operating Officer of UGI Corporation (NYSE: UGI) from 2022 to 2024. He holds a Master of Management and a Bachelor of Science in Petroleum and Natural Gas Engineering from Pennsylvania State University. He is a Licensed Professional Engineer in Pennsylvania.

Mr. Beard brings to the Board extensive experience in operations, mergers and acquisitions, leadership team development, regulatory and legislative relationships and P&L responsibility.

Ping Fu
Ping Fu has been a director since August 2021. She currently serves on the board of directors of Live Nation Entertainment (NYSE: LYV), the world’s largest live entertainment company, as well as the board of directors of Long Now Foundation and Burning Man Project. In 1996, Ms. Fu co-founded Geomagic, a leader in 3D imaging and 3D printing technologies that has fundamentally changed the way products are designed and manufactured around the world, and she served as its CEO until 2013. Following the acquisition by 3D Systems (NYSE: DDD) of Geomagic in 2013, Ms. Fu served as Chief Strategy Officer and Chief Entrepreneur Officer at 3D Systems until 2016. She was also part of the team that created the NCSA Mosaic software and HTTP server software, which were key in the early development of the Internet. Ms. Fu has received numerous awards for her leadership, including the Outstanding American by Choice award from the U.S. Citizenship and Immigration Services, the Ernst & Young Entrepreneur of the Year award and Inc. Magazine’s Entrepreneur of the Year award. Ms. Fu’s book, Bend Not Break: A Life in Two Worlds, was on the New York Times bestseller list.

Ms. Fu brings to the Board extensive experience in senior executive and leadership positions, global business experience and expertise in technology trends, social change and policy making.

Robert F. Powelson
Robert F. Powelson has been a director since June 2019. Mr. Powelson has served as the President and Chief Executive Officer of the National Association of Water Companies (“NAWC”) since June 2018. Prior to joining NAWC, Mr. Powelson was nominated to the Federal Energy Regulatory Commissioner (“FERC”) by President Donald J. Trump in May 2017, confirmed by the U.S. Senate in August 2017, and served as a member of FERC until August 2018. Prior to his appointment to FERC, Mr. Powelson served on the Pennsylvania Public Utility Commission (“PUC”) from June 2008 to August 2017, and served as the PUC’s chairman from February 2011 to May 2015. Mr. Powelson also served as an Advisory Board Member of ClearResult, a provider of energy efficiency, energy transition and energy sustainability services, from 2021 to 2023. Mr. Powelson also served on Pennsylvania’s Marcellus Shale Advisory Commission from March 2011 to July 2011. Prior to joining the PUC, Mr. Powelson served as president of the Chester County Chamber of Business & Industry from February 1994 to July 2008. Mr. Powelson was also a past president of the National Association of Regulatory Utility Commissioners (“NARUC”), where he also was a member of the board of directors from March 2011 to July 2017. Mr. Powelson served as chairman of the NARUC Committee on Water and Power and represented the Water Committee on NARUC’s Task Force on Climate Policy. Mr. Powelson holds a Masters of Governmental Administration from the University of Pennsylvania and a Bachelor of Arts from St. Joseph’s University.

Among his other skills and expertise, Mr. Powelson brings to the Board extensive expertise in public utilities, the regulatory environment and public policy.

Denise M. Wilson
Denise M. Wilson has been a director since November 2019. Ms. Wilson served as Executive Vice President and President, Alternative Energy Businesses for NRG Energy, Inc. (NYSE: NRG), an independent power company with generation, energy retail business and cleantech ventures, from July 2011 through her retirement in January 2016. Ms. Wilson served as Executive Vice President and Chief Administrative Officer of NRG from September 2008 through July 2011. Prior to September 2008, Ms. Wilson served as Executive Vice President, Human Resources for Nash-Finch Company, a national food distributor, and other various senior roles at NRG from 2000 through 2007. Prior to joining NRG, Ms. Wilson held various key positions as Vice President Human Resources with Metris Companies Inc. and Director, Human Resources with General Electric ITS. Ms. Wilson holds a Masters in Industrial Relations from the University of Minnesota.

Among her other skills and expertise, Ms. Wilson brings to the Board extensive experience as President of a Fortune 500 company that generates electricity and provides energy solutions and natural gas to millions of residential, small business, and commercial and industrial customers.

Vote Required
Directors are elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the highest number of affirmative (“FOR”) votes (among votes properly cast virtually or by proxy) will be elected as directors. In other words, because there are no other nominees for election as Class III directors other than the persons named in the enclosed proxy card, and assuming such persons receive at least one vote, such directors will be elected to the Board as Class III directors. Shares represented by executed proxies will be voted for which no contrary instruction is given, if authority to do so is not withheld, “FOR” the election of the nominees named above.
Only votes “FOR” will affect the outcome. Broker non-votes and withheld votes will have no effect on this proposal.
RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES OF THE BOARD
OF DIRECTORS AS CLASS III DIRECTORS OF THE COMPANY.

GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS
Board of Directors; Leadership Structure
The Board of Directors met 12 times during the fiscal year ended March 31, 2026 (the “2026 Fiscal Year” or “Fiscal 2026”). The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During Fiscal 2026, each director attended at least 90% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she was a director) and (2) the total number of meetings of all committees of the Board of Directors on which the director served (during the periods that he or she served). The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders. All of our directors attended the Company’s 2025 annual meeting of stockholders. The Board’s independent directors met in executive session, without members of the Company’s management present, at all of the regularly scheduled meetings of the Board of Directors in Fiscal 2026.
The Board of Directors is committed to having a sound governance structure that promotes the best interests of all of the Company’s stockholders. To that end, the Board of Directors has evaluated and actively continues to examine emerging corporate governance trends and best practices. Stockholder perspectives play an important role in that process. The following are the key aspects of the Company’s governance structure:
•	The majority of our Board of Directors is independent. Of our seven directors, five are currently independent under SEC and Nasdaq corporate governance rules, as applicable.
•	The Board of Directors is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year for a three-year term.
•	Our Board of Directors committees are comprised exclusively of independent directors.
•	Our independent directors meet in executive sessions at every regularly scheduled Board of Directors and committee meeting.
•
We have separated the roles of Chair of the Board of Directors and Chief Executive Officer. Our Chair focuses on Board of Directors oversight responsibilities, strategic planning, setting Board of Directors agendas and mentoring company officers, as well as facilitating communications between the Board of Directors and management.

•
Our Board of Directors is very active and our directors are engaged. As noted above, each of our directors attended at least 90% of the 2026 Fiscal Year Board of Directors meetings and meetings of the committees on which such director served.

We believe our Board of Directors structure serves the interests of stockholders by balancing Board of Directors continuity and the promotion of long-term thinking with the need for director accountability.
Risk Oversight
The Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment.
While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and is responsible for oversight with respect to compensation and succession planning risks.

Cybersecurity Governance
The Board of Directors is responsible for overseeing assessments of major risks facing the Company and for reviewing options to mitigate these risks. It has delegated oversight responsibility for information security matters is shared by the Audit Committee, CFO and our internal informational technology (“IT”) resources. Our CFO oversees our cybersecurity risk management, including appropriate risk mitigation strategies, systems, processes, and controls, and receives updates from IT and our third-party IT service provider on cybersecurity and information security matters. The CFO communicates periodically with the Audit Committee and Board of Directors on the state of our cybersecurity risk management, current and evolving threats, and recommendations for changes. We have also implemented a cyber incident response plan that provides a protocol to report certain incidents to the CFO with the goal of timely assessment of such incidents, determining applicable disclosure requirements and communicating with the Audit Committee and Board of Directors for timely and accurate reporting of any material cybersecurity incident.
Board Committees
Each of the Board’s established standing committees operates under a charter that has been approved by the Board. The following table provides information for the current membership for each of the committees of the Board of Directors:

Directors	Audit Committee	Compensation & Human Capital Committee	Governance & Sustainability Committee
Vincent J. Canino
Ping Fu	*	*
John P. Miller
Robert F. Powelson			*
Denise M. Wilson		C	*
Christopher J. Close	C	*
Robert F. Beard	*		C

C - Chair
* - Member
Audit Committee
The Audit Committee currently consists of Mr. Close (Chair), Ms. Fu and Mr. Beard. Following Mr. Miller’s appointment as Interim Chief Financial Officer, the Board appointed Christopher J. Close to the Audit Committee to serve as Chair. The Audit Committee is constituted to comply with Section 3(a)(58)(A) of the Exchange Act and is responsible, among other items, for: (i) overseeing the Company’s accounting and financial reporting practices; (ii) annually retaining the independent public accountants as auditors of the financial statements and accounts of the Company; (iii) monitoring the scope of audits made by the independent public accountants and the audit reports submitted by the independent public accountants; (iv) overseeing the systems of internal control which management and the Board of Directors have established; and (v) discussing with management and the independent and internal auditors the Company’s major financial risk exposure and the steps taken to monitor and control such exposure. In addition, the Audit Committee reviews and approves all related party transactions. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstoneenergyplus.com. Pursuant to its written charter, the Audit Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2026, the Audit Committee held 6 meetings. The Board of Directors has determined that Mr. Close is an “audit committee financial expert,” as that term is defined by applicable rules adopted by the SEC. The Board of Directors has further determined that each member of the Audit Committee is independent and financially literate as defined by Nasdaq and SEC rules, as applicable.
Audit Committee Report
In performing its functions, the Audit Committee acts primarily in an oversight capacity. Management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process, principles and internal controls to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accountants have the primary responsibility for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and all members are not experts in the fields of accounting or auditing, including auditor independence. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting. The Audit Committee also relies on the work and assurances of the Company’s internal auditors, which have the primary responsibility to test and evaluate the internal controls over financial reporting. In addition, the Audit Committee selects the Company’s independent registered public accountants and has the authority to engage independent counsel and other advisors as it deems necessary.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K as of and for the year ended March 31, 2026 with management and CBIZ, the Company’s independent registered public accounting firm for the year ended March 31, 2026. The Audit Committee has discussed with CBIZ the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as currently in effect and as adopted by the Public Company Accounting Oversight Board, both with and without management present. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from CBIZ required by applicable requirements of the Public Company Accounting Oversight Board regarding CBIZ’s communications with the Audit Committee concerning independence and has discussed with CBIZ their independence from the Company.
In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by the independent auditors. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K as of and for the year ended March 31, 2026 for filing with the SEC.
Audit Committee
Christopher J. Close, Chair
Robert F. Beard
Ping Fu
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407 or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
Compensation Committee
The Compensation Committee currently consists of Ms. Wilson (Chair), Mr. Close and Ms. Fu. The Compensation Committee is comprised solely of directors who qualify as independent for purposes of Nasdaq rules in conformance with the Compensation Committee’s charter, and are “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act. The functions of the Compensation Committee include: (i) annually reviewing and recommending to the Board of Directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer; (ii) evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and, based on such evaluation, recommending to the Board of Directors the compensation of our Chief Executive Officer; (iii) determining the compensation of all executive officers other than the Chief Executive Officer; (iv) retaining, terminating and approving the compensation of any compensation advisors; (v) reviewing and approving our policies and procedures for the grant of equity based awards; (vi) reviewing and approving grants of awards under our incentive based compensation plans and equity based plans; (vii) reviewing and making recommendations to the Board of Directors with respect to director compensation; (viii) reviewing and overseeing the Company’s policies and practices relating to human capital management; (ix) reviewing, monitoring and providing recommendations to our Board of Directors on our workplace policies and practices, including corporate culture and employee engagement, talent management and leadership development, employee diversity and inclusion, and ensuring a respectful workplace free of discrimination and harassment; and (x) reviewing and evaluating, at least annually, the performance of our Compensation Committee and its members, and reporting to the Board of Directors on the results of such evaluation. The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstoneenergyplus.com. Pursuant to its written charter, the Compensation Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2026, the Compensation Committee held 5 meetings.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee currently consists of Mr. Beard (Chair), Mr. Powelson and Ms. Wilson. The Nominating and Corporate Governance Committee is comprised solely of “independent directors” as defined by Nasdaq rules in conformance with the Nominating and Corporate Governance Committee’s charter. The Nominating and Corporate Governance Committee is responsible for, among other things, (i) monitoring corporate governance matters; (ii) recommending to the full Board of Directors candidates for election to the Board of Directors and committees of the Board of Directors; (iii) coordinating the Board of Directors evaluation process; (iv) providing general oversight in respect of corporate governance, social responsibility, and sustainability matters; and (v) overseeing succession planning of the CEO and other key positions. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstoneenergyplus.com. Pursuant to its written charter, the Nominating and Corporate Governance Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2026, the Nominating and Corporate Governance Committee held 4 meetings.
Board of Directors Refreshment and Performance Evaluations
We understand the importance of maintaining a Board of Directors that is comprised of individuals with fresh perspectives and a diversity of skills. Pursuant to our Corporate Governance Guidelines, directors generally are not eligible for nomination for a term that extends beyond his or her 72nd birthday. In addition, management directors are required to offer to resign from the Board of Directors upon their termination as an employee of the Company (other than as a result of normal retirement), which resignation may be accepted by the Board of Directors in its sole discretion, and a non-employee director must inform, and offer his or her resignation to, the Board of Directors in the event of any principal occupation or business association change, including retirement. The Board of Directors does not believe that directors who retire from or change the primary occupation that they held when they were first elected to the Board of Directors should necessarily leave the Board of Directors in every instance. The Board of Directors and Nominating and Corporate Governance Committee each balance the need for periodic board refreshment against the need for continuity, a broad range of experience and an understanding of the industry in which we operate. Since our 2021 Annual Meeting, four directors have retired or resigned, and five directors have been newly elected or appointed.
The charter of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee requires an annual performance evaluation, and the Company’s Corporate Governance Guidelines also mandate an annual evaluation of the Board of Directors. Such performance evaluations are designed to assess whether the Board of Directors and its committees function effectively and make valuable contributions to the Company. In June 2024, the Nominating and Corporate Governance Committee conducted an assessment of the performance of the Board of Directors, as well as an assessment of each member’s skill sets and experience and how such skill sets and experience align with the needs of the Company in reaching the Company’s strategic objectives. In July 2024, the Nominating and Corporate Governance Committee and the Board of Directors discussed the results of the assessments and put a follow-up process in place to conduct the annual performance evaluation of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee as well as the Board of Directors.
Recent Board Changes and Monarch Governance Rights
On October 30, 2025, Robert C. Flexon resigned as a member of the Board of Directors, effective immediately. Mr. Flexon had served as a member of the Board since 2017 and, at the time of his resignation, served as Chair of the Board and as a member of the Audit Committee. Mr. Flexon’s resignation cited a disagreement regarding the strategic direction of the Company. On October 31, 2025, the Board appointed Robert F. Powelson as Interim Chair of the Board.
On March 29, 2026, in connection with the Company’s preferred stock and common stock investment transactions with purchasers affiliated with Monarch Alternative Capital LP (“Monarch”), the Board approved the formation of a special committee of the Board and delegated to the special committee authority to accept two resignations of current directors in connection with the appointment of directors designated by Monarch pursuant to the terms of the Company’s Series A Convertible Preferred Stock. Each of Ping Fu, John P. Miller, Robert F. Powelson,

Denise M. Wilson, Christopher J. Close and Robert F. Beard submitted a resignation from the Board, conditioned upon, and effective only upon, the election to the Board of the Series A directors and the determination by the special committee to accept such resignation. Such conditional resignations did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
Pursuant to the terms of the Series A Convertible Preferred Stock, for so long as Monarch, together with its affiliates, holds at least 20% of the outstanding Common Stock on an as-converted basis, Monarch is entitled to appoint two directors to the Board, each of whom must satisfy applicable independence requirements. For so long as Monarch, together with its affiliates, holds at least 10% of the outstanding Common Stock on an as-converted basis, Monarch is entitled to appoint one director to the Board. At the closing of the transactions, the authorized number of directors was set at seven. As of the date of this Proxy Statement, Monarch has not appointed any director to the Board.
If the Series A Convertible Preferred Stock remains outstanding on the fifth anniversary of the closing and represents more than $45 million of accreted value, the holders of a majority of the outstanding Series A Convertible Preferred Stock will have the right to designate a majority of the Board, subject to applicable national securities exchange listing standards. The holders of a majority of the outstanding Series A Convertible Preferred Stock also have certain protective approval rights with respect to specified corporate actions, including, among other things, certain acquisitions, indebtedness, liens, related party transactions, asset sales, dividends and distributions, equity issuances, changes in the authorized number of directors and voluntary bankruptcy filings, in each case subject to specified exceptions.
Director Recommendation and Nomination Process
Nominations of persons for election to our Board of Directors by the stockholders may be made at an annual meeting of stockholders by any stockholder who (i) was a stockholder of record entitled to vote in the election of directors at the time of giving of notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (ii) complies with the notice procedures set forth below and as further described in our bylaws as to such nomination.
Without qualification, for nominations, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at:
Capstone Energy+, Inc.
16640 Stagg Street
Van Nuys, CA 91406
Attention: Alfredo Gomez, Secretary
As discussed in the Company’s bylaws, the notice must set forth: (i) certain information as to each nominee such stockholder proposes to nominate at the meeting as set forth in the Company’s bylaws, including such person’s written consent to being named in the proxy statement, proxy card and ballot as a nominee and to serving as a director if elected, and (ii) certain information as to, and certain representations and certifications from, the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, as set forth in the Company’s bylaws. See “What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2027 Annual Meeting?” for deadlines covering the timely submission of stockholder notices for director nominations under the Company’s bylaws.
The above does not purport to provide in detail the requirements for a stockholder’s nomination of the director. A stockholder interested in nominating a director to our Board of Directors is encouraged to review our bylaws and the SEC’s proxy rules, as any stockholder nomination must comply with the applicable provisions of our bylaws and the SEC’s proxy rules and will be handled in accordance with our bylaws and applicable laws.
The Nominating and Corporate Governance Committee reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership. In addition, the Nominating and Corporate Governance Committee reviews the qualifications, qualities, skills and other expertise of prospective candidates to determine whether they will make good candidates for membership on the Company’s Board of Directors. This consideration includes, at a minimum, a review of each prospective candidate’s character, judgment, experience, expertise, age, diverse characteristics, independence under applicable law and freedom from other conflicts, as well as other factors that the Nominating and Corporate Governance Committee deems relevant in light of the needs of the Board of Directors and the Company and/or that are in the best interests of the Company, including the ability to dedicate sufficient time, energy and attention to performance of Board of Directors duties, among other things. The

Nominating and Corporate Governance Committee selects qualified candidates and recommends those candidates to the Board of Directors, and the Board of Directors then decides if it will invite the candidates to be nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also considers legal requirements, including stock exchange requirements and applicable laws and regulations.
While the Company does not have a formal diversity policy, the Nominating and Corporate Governance Committee also considers issues of diversity, such as diversity of education and professional experience and differences in viewpoints, skills and backgrounds, including gender, race and ethnicity differences, as well as other differentiating characteristics. The Nominating and Corporate Governance Committee actively considers all relevant factors when considering nominees for directors, including the factors outlined above, when evaluating potential nominees to the Board of Directors. The Board of Directors and the Nominating and Corporate Governance Committee believe that it is essential that members of the Board of Directors represent diverse viewpoints.
The Nominating and Corporate Governance Committee uses the following process to identify prospective candidates for the Board of Directors and to evaluate all candidates, including candidates recommended by stockholders in accordance with the Company’s policy regarding stockholder recommendations and the director nominations process. The Nominating and Corporate Governance Committee: (i) reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership; (ii) evaluates the Board of Directors for effectiveness and makes a verbal presentation of its findings to the Board of Directors; (iii) determines whether the current members of the Board of Directors who satisfy the criteria for Board of Directors membership are willing to continue in service; if the current members of the Board of Directors are willing to continue in service, the Nominating and Corporate Governance Committee evaluates the performance of such Board of Directors members and considers those current members for re-nomination, and if the current members of the Board of Directors are not willing to continue in service or if there will be an increase in the number of directors on the Board of Directors, the Nominating and Corporate Governance Committee considers candidates who meet the criteria for Board of Directors membership; (iv) if necessary, engages a search firm to assist with the identification of potential candidates; (v) compiles a list of potential candidates; (vi) evaluates the prospective candidates, including candidates recommended by stockholders, to determine which of the prospective candidates, if any, will best represent the interests of all stockholders and determines whether any conflicts of interest exist; (vii) holds meetings to narrow the list of prospective candidates; (viii) along with the Chair of the Board of Directors and management, interviews a select group of prospective candidates; (ix) approves the candidate or candidates who are most likely to advance the best interests of the stockholders; and (x) recommends the selected candidate or candidates to the Board of Directors and the stockholders for approval. The Nominating and Corporate Governance Committee, which may request the assistance of members of the Board of Directors who are not on the Nominating and Corporate Governance Committee in the execution of its duties, carefully documents the selection and evaluation process.
Stockholder Communications
The Company has a policy whereby stockholders may communicate directly with the Company’s Board of Directors, or individual members of the Board of Directors, by writing to the Company at:
Capstone Energy+, Inc.
16640 Stagg Street
Van Nuys, CA 91406
Attention: Alfredo Gomez, Secretary
and indicating prominently on the outside of any envelope that the communication is intended for: (i) the Board of Directors; (ii) the Chair of the Board of Directors; (iii) a specific committee of the Board of Directors; (iv) the non-management directors; or (v) any director or subset of directors of the Board of Directors. The Secretary reviews all correspondence and regularly forwards to the appropriate director, directors or the Board of Directors copies of all communications that, in the opinion of the Secretary, deal with the functions of or otherwise require the attention of individual directors, the Board of Directors or committees or subsets thereof. Unless, in the opinion of the Secretary, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chair of the Board of Directors, the Chair of the appropriate committee or the director who presides during non-management executive sessions. Directors may, at any time, review a log of all correspondence received by the Company in accordance with the policy and request copies of any such correspondence.

EXECUTIVE OFFICERS OF THE COMPANY
The age of and biographical information regarding each executive officer is based on information furnished to the Company by each executive officer and is as of June 15, 2026. No officer has been involved in any legal proceeding required to be disclosed under Item 401(f) of Regulation S-K.
The following list identifies the name, age and position(s) of the executive officers of the Company:

Name	Age	Position
Vincent J. Canino	63	Director, President & Chief Executive Officer
John P. Miller	68	Interim Chief Financial Officer

The term of each executive officer runs until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The following is a biographical summary of the experience of the executive officers of the Company:
Vincent J. Canino, Director, President and Chief Executive Officer. A description of Mr. Canino’s background and business experience is provided under “Proposal 1—Election of Directors to the Board of Directors.”
John P. Miller, Interim Chief Financial Officer. Mr. Miller was appointed Interim Chief Financial Officer effective November 2, 2025. A description of Mr. Miller’s background and business experience is provided under “Proposal 1—Election of Directors to the Board of Directors.” Mr. Miller provides services as Interim Chief Financial Officer pursuant to a consulting agreement between the Company and BBR Financial Solutions, LLC, as described below.

PROPOSAL 2
NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
Background
Section 14A of the Exchange Act, put in place by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), requires the Company to seek a non-binding, advisory vote (a “Say-on-Pay” vote) from its stockholders to approve the compensation of its named executive officers (“NEOs”) as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee value the perspectives and concerns of our stockholders regarding executive compensation.
At the Company’s 2024 annual meeting of stockholders, stockholders indicated a preference to hold a non-binding advisory vote to approve executive officer compensation on an annual basis, and the Board of Directors implemented this standard. The Board of Directors determined that the Company will hold a non-binding advisory vote to approve executive compensation on an annual basis until the next required vote on the frequency of such non-binding stockholder advisory vote or until the Board of Directors otherwise determined that a different frequency for such vote was in the best interests of our stockholders.
We believe that executive compensation should be linked to the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.
Summary
We are asking our stockholders to provide advisory approval of the compensation of our NEOs, which consist of the Chief Executive Officer, Interim Chief Financial Officer and our former Chief Financial Officer, as described in the Compensation of Officers section of this Proxy Statement and the related executive compensation tables. The Compensation Committee establishes, recommends and governs all of the compensation and benefits policies and actions for the NEOs. Consistent with our compensation philosophy, the compensation program of our NEOs has been designed to promote a performance-based culture and align the interests of executives with those of stockholders by linking a substantial portion of compensation to our performance. The program rewards superior performance and provides consequences for underperformance. The program is also designed to attract and retain highly-qualified executives who are critical to our success. We urge our stockholders to review the Compensation of Officers section of this Proxy Statement and the related executive compensation tables for more information.
We are committed to having strong governance standards with respect to our compensation program, procedures and practices. Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee has previously retained an independent compensation consultant to provide it with advice on matters related to executive compensation and assistance with preparing compensation disclosure for inclusion in our SEC filings.
We provide competitive pay opportunities that reflect best practices. The Compensation Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, the Company:
•	Does not provide supplemental retirement benefits to the NEOs;
•	Maintains a stock ownership policy for our executives;
•	Maintains incentive compensation plans that do not encourage undue risk taking and align executive rewards with annual and long-term performance;
•	Has not engaged in the practice of re-pricing/exchanging stock options;
•	Does not provide for any “modified single trigger” severance payments to any NEO;
•	Does not provide any tax gross-up payments in connection with any Company compensation programs to any NEO;

•
Maintains an equity compensation program that has a long-term and performance focus, including equity awards that generally vest over a period of three years or which vest only if minimum performance and relative stock performance milestones are met;

•
Maintains compensation programs that have a strong pay-for-performance orientation. For example, in fiscal 2026, between the at-risk short-term bonus and incentive compensation and grants of equity compensation to NEO participants related to long-term financial and operational performance (comprising approximately 50% of total direct compensation for our CEO and approximately 34% of total direct compensation for our NEOs (other than CEO)); and

•
Prohibits our directors or employees from engaging in hedging, or short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions with respect to our securities.

Proposal
The Company is presenting this proposal, which gives you, as a stockholder, the opportunity to express your view on the compensation of our NEOs by voting FOR or AGAINST the following resolution:
“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s 2026 Proxy Statement, is hereby APPROVED.”
Position of Board of Directors
As discussed under the caption “Compensation of Officers”, the Compensation Committee of the Board of Directors believes that the executive compensation disclosed in this Proxy Statement is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach. Our executive compensation program is designed to attract, motivate, and retain a highly qualified group of executives and maintain a close correlation between the rewards to the Company’s executives and the strategic success of the Company and the performance of its stock.
Effect of Vote
Because your vote is advisory, it will not be binding upon the Company, the Compensation Committee or the Board of Directors; however, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.
Vote Required
The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve this proposal. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duties on, the Company or the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.
RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION OF OFFICERS
The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. The information below summarizes the executive compensation program and results for our NEOs for Fiscal 2026.
Executive Summary
Business Overview: Capstone has pioneered the future of low-emissions oil free technology for almost four decades. Our very low maintenance intervals allow for high availability rates, thus making us a leader of sustainable clean energy technology solutions worldwide. Our commitment to safety, innovation and operational excellence helps set the gold standard for holistic, sustainable energy solutions that deliver results. Capstone strives to be the first choice when energy matters. We do this by providing multi-faceted energy solutions in various formats. Our bespoke solutions help solve the “Energy Trilemma” of resiliency, affordability and sustainability. Capstone’s product portfolio not only showcases our core microturbine technology but also includes other products that help clients create a holistic, clean and flexible energy solution. These solutions can integrate into either a microgrid application or into a straight-forward distributed generation solution that can also recycle the waste heat from our microturbines into useful hot water, steam and/or chilled water.
We develop, manufacture, market, sell and service microturbine-based technology solutions for use in stationary distributed power generation (“simple cycle”) applications or in distribution networks. Our microturbine technology can be used as a standalone power solution or as Combined Heat and Power cogeneration and Integrated Combined Heat and Power applications where the heat recovery module is directly integrated within the microturbine package, and Combined Cooling, Heat and Power, also known as tri-generation.
We offer customers a range of commercial, industrial and utility scale options tailored to their specific needs ranging from 65 kilowatts (“kW”) to multiple megawatts (“MW”). Capstone also offers complementary ancillary products to recycle waste energy into other useful applications. We also manufacture and supply system controllers that provide complete automated system control, including electrical load following and custom logic to protect against expensive local utility demand charges. These controllers include the legacy Capstone Logic Controllers and the Capstone C1000S Series system controllers.
To help clients maintain confidence in the total cost of ownership in their investment, Capstone also offers factory protection plans (“FPP”) which provide planned and unplanned maintenance coverage. For those clients who may be more capital constrained or prefer to leverage their capital back into their own businesses, Capstone also provides financial solutions under our Energy-as-a-Service (“EaaS”) offerings. Our EaaS offerings currently include four repeatable business models: (1) rental services, (2) build, own, operate and maintain, (3) power purchase agreement solutions, and (4) “lease-to-own.”
Capstone products allow customers to produce power on-site in parallel with the local electric grid seamlessly due to our inverter-based technology, thus avoiding the addition and integration of large and costly switchgear lineups required to protect the grid. Our solutions can also run in stand-alone or “island mode” when no local electric grid is available. Several other technologies are available for use in providing “on-site power generation” or “distributed generation” but they lack the compact, high redundancy, simple installations and low maintenance intervals that Capstone microturbine products provide. Our built in or “Active Redundancy” in our C400, C600, C800, and C1000S Series systems and our low maintenance intervals are what drive our high availability factors. Reciprocating industrial engines (also known as internal combustion engines), solar photovoltaic power (“PV”), wind turbines and fuel cells can all play a role in distributed generation but are vastly different from the Capstone solution when considering redundancy, maintenance intervals, and capacity factors as all necessary components to create high available run time (“availability rate”). Due to its inverter-based technology and ability to generate power at any given time on a sustainable basis, our microturbines are one of the few technologies that can be the foundation/backbone of a set of interconnected distributed energy sources such as PV, wind, battery energy storage systems, fuel cells, etc. (a “local microgrid”). When a client’s overall sustainability and lower carbon footprint goals require integrated renewable energy and battery energy storage, operating these components in a microgrid fashion can be quite challenging due to frequently changing dynamics of the system. Capstone’s inverter-based microturbine technology is the stabilizing answer to this resiliency dilemma. This is the strength of the Capstone technology.

Our microturbine’s low maintenance intervals and fuel flexibility are optimal for remote applications where grid power either does not exist or lacks resiliency. For customers that do not have access to the local electric utility grid, microturbines provide cleaner, on-site power with fewer scheduled maintenance intervals and greater fuel flexibility than competing technologies. Examples of this are in the oil and gas space where utility power may take many years to reach the production areas; since our microturbines can run on many different types of gas, including gas with a higher amount of sulfur, known in the industry as “sour gas”, we are able to provide their local power needs and significantly reduce emissions versus flaring or traditional generation solutions used at the well-head. We have provided Capstone microturbine energy systems designed for onshore and offshore oil and gas applications with product offerings ranging from 65 kW to one MW in electric power output, which can be deployed in arrays of multiple MWs.
For customers with access to the electric grid, microturbines provide an additional source of continuous, flexible, on-site power generation, thereby providing additional reliability and potential cost savings compared to the local utility. With our stand-alone feature, customers can produce their own energy in the event of a utility power outage and can use microturbines as their primary source of power for extended periods of time unlike traditional diesel standby generator sets. Because our microturbines also produce clean, usable heat energy, they provide economic advantages to customers that can benefit from the use of hot water, chilled water, air conditioning, steam and direct drying.
Our microturbine technology works well in remote applications where alternative fuels (e.g., biogas, LPG, butane, propane, LNG and now even 35% hydrogen blended natural gas) can be transported to the microturbine. For instance, remote island locations have found this solution to be very useful. This solution provides lower emissions, lower maintenance intervals, and needed redundancy and reliability when compared to a diesel technology alternative. In addition, our microturbines have been used to support battery charging stations for electric vehicles. The microturbine solution has become quite useful in areas where the utility is unable to support the electric demand from Electric Vehicle charging stations.
Our microturbines combine proprietary air bearing technology, advanced combustion technology, sophisticated power electronics, and advanced software controls to form efficient and ultra-low emission electricity and cooling and heat production systems. Because of our air bearing technology, our microturbines do not require lubricating oil, grease or traditional coolants, thus lowering the frequency of routine maintenance events whilst creating a cleaner and environmentally friendly option to alternative technologies.
Our microturbines can also be fueled by hydrogen on a 30% hydrogen / 70% natural gas mix. As part of our Research and Development efforts, we are actively pursuing a microturbine running on 100% hydrogen. We have been able to demonstrate operation with 100% hydrogen in multiple lab locations and field trial with institutional industrial clients.
Our microturbines are sold primarily through global distributors and Original Equipment Manufacturers (“OEMs”). Distributors purchase our products for sale to end users and also provide service, application engineering, and installation support. Distributors also provide a variety of additional services, including engineering, application, and air permit support services in which the microturbines will be used, installation support of the products at the end users’ sites, commissioning the installed applications and providing post-commissioning service, including a FPP agreement. Our distributors perform as independent value-added resellers. OEMs integrate our products into their own product solutions.
Pay Mix: The pay mix of our executive compensation program continues to emphasize the performance-based portions of compensation and is designed to align the interests of our NEOs with our stockholders. For fiscal 2026, target total direct compensation for our Chief Executive Officer was composed of approximately 32% base salary, 32% target annual incentive, and 37% long-term incentives, consisting of 18% time-based RSUs and 18% performance-based PRSUs. Target total direct compensation for our former Chief Financial Officer was composed of approximately 46% base salary, 27% target annual incentive, and 27% long-term incentives, consisting of 20% time-based RSUs and 7% performance-based PRSUs. All figures are expressed as a percentage of target total direct compensation and rounded to the nearest whole number. See “Components and Results of the Fiscal 2026 Executive Compensation Program—Long- Term Incentive Targets and Awards” for more information about the awards.
Oversight of Executive Compensation and Role of the Compensation Committee
The Compensation Committee is comprised entirely of independent, non-employee members of the Board of Directors. The Compensation Committee oversees the executive compensation program for our NEOs and makes recommendations to the Board of Directors regarding the compensation of our CEO. Under its charter, the

Compensation Committee may delegate its responsibilities to one or more subcommittees as it deems appropriate from time to time. In addition, it may also employ a compensation consultant, independent legal counsel, or other adviser to assist in the evaluation of the compensation of our executive officers and its other duties. The Compensation Committee works with Pearl Meyer, an independent compensation consultant it has retained, and management to examine the effectiveness of the Company’s executive compensation program throughout the year. The Compensation Committee performs an annual assessment of the compensation consultant’s independence and determined the compensation consultant’s work for the 2026 Fiscal Year did not raise any conflicts of interest. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which may be accessed at our website, www.capstoneenergyplus.com, by clicking “Investors” and then “Corporate Governance.”
The Role of the Peer Group: The Compensation Committee uses compensation data from a peer group to inform compensation recommendations for our CEO and other NEOs. In recommending and setting compensation for Fiscal 2026, the Compensation Committee reviewed comparative market data provided by Pearl Meyer, including a comprehensive analysis of total compensation and compensation components based on the peer group and published survey data appropriate to the Company’s industry and annual revenue. Each year, the Compensation Committee, with Pearl Meyer, assesses the composition of this peer group based on a variety of factors, including similarities in revenue levels and market capitalization, industry alignment, and talent market overlap. The Compensation Committee approved the following companies as our peer group during the year:

American Superconductor Corp.	Espey Manufacturing & Electronics Corp.	Polar Power, Inc.
Beam Global	FuelCell Energy, Inc.	Twin Disc, Inc.
Broadwind, Inc.	Graham Corporation	Ultralife Corporation
CECO Environmental Corp.	Orion Energy Systems, Inc.	Vicor Corporation
Energy Recovery, Inc.	Pioneer Power Solutions, Inc.

The compensation reports provided by Pearl Meyer include detailed information regarding base salary, target cash incentive compensation, target total cash compensation, estimated value of long-term incentive compensation and target total direct compensation for individuals deemed to be comparable to our executive officers in the peer group. The Compensation Committee used this information to assess the levels of compensation that are appropriate for our executive officers, including our NEOs.
Annual Risk Assessment: To determine the level of risk arising from our compensation policies and practices, we conducted an executive compensation risk assessment during the 2026 Fiscal Year under the oversight of the Compensation Committee and in conjunction with Pearl Meyer. Several areas of potential compensation risk were reviewed, including competitiveness of pay, the balance between fixed and variable, performance-based elements, the balanced nature of our incentive plan performance measures, the target-setting process for the measures, capped incentive payouts, program alignment with stockholder returns, stock ownership guidelines, and anti-hedging and anti-pledging policies. The Compensation Committee and Pearl Meyer noted that our compensation programs overall mitigate risk and protect stockholder interests.
2026 Summary Compensation Table
The following table sets forth information regarding the compensation paid to or earned by our CEO and our other current NEOs, for services rendered to us and our subsidiaries for the fiscal years indicated.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Vincent J. Canino President & Chief Executive Officer	2026	572,000	71,905	757,466	164,652	1,566,023
	2025	550,000	46,500	825,000	35,602	1,457,102
John P. Miller Interim Chief Financial Officer(4)	2026	140,542	—	—	—	140,542

John J. Juric Former Chief Financial Officer(5)	2026	284,723	43,800	—	7,730	336,253
	2025	400,000	55,800	360,000	10,537	826,337

(1)
This column represents the aggregate grant date fair value of restricted stock units (“RSUs”), performance restricted stock units (“PRSUs”) and Non-Voting Common Stock granted in the years presented in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”), excluding the estimated impact of forfeitures related to service-based vesting conditions, as described in footnote 2 to the Company’s financial statements for the fiscal year ended March 31, 2026. Grant date fair value was calculated using the closing price of Capstone’s common stock. Mr. Canino was granted 25,000 RSUs and 25,000 PRSUs in FY 2025, and 49,250 RSUs and 49,250 PRSUs in FY 2026. Mr. Juric was granted 45,000 RSU and 15,000 PRSUs in FY 2026. All of Mr. Juric’s RSU and PRSU awards were subsequently forfeited and cancelled when he resigned from the Company. For PRSUs granted the amount reported in the table above represents the grant date fair value of such award at target on the date of grant.

(2)	This column represents non-equity incentive plan compensation earned pursuant to the Capstone Executive Annual Incentive Plan (the “AIP”) in the fiscal year.
(3)
For Mr. Canino amounts reported in this column include Company contributions to the 401(k) plan of $14,158, and $10,652 and commuter benefits of $21,444, and $154,000, respectively for FY 2025 and 2026. For Mr. Juric, amounts reported in this column include Company contributions to the 401(k) plan of $10,537 and $7,730 for 2025 and 2026, respectively.

(4)
Mr. Miller was appointed Interim Chief Financial Officer effective November 2, 2025. In connection with Mr. Miller’s appointment, the Company entered into a consulting agreement, effective November 10, 2025, with BBR Financial Solutions, LLC. Pursuant to the consulting agreement, BBR Financial Solutions, LLC makes Mr. Miller available to serve as the Company’s Interim Chief Financial Officer and to perform services customary for that position. Under the consulting agreement, BBR Financial Solutions, LLC bills the Company for Mr. Miller’s Interim Chief Financial Officer services at a rate of $375 per hour and is reimbursed for reasonable and documented out-of-pocket expenses. Time incurred by Mr. Miller for his service as a member of the Board is not included within the scope of services under the consulting agreement and is tracked separately. Mr. Miller does not receive Company-sponsored benefits in connection with his Interim Chief Financial Officer services. The amounts reported for Mr. Miller solely reflect compensation earned or paid for his Interim Chief Financial Officer services from November 2, 2025 through March 31, 2026. Compensation paid or earned for his Board service is reflected in the Compensation of Directors section below.

(5)
Mr. Juric resigned as Chief Financial Officer effective November 1, 2025. The amounts reported for Mr. Juric reflect compensation earned or paid through his resignation date. Mr. Juric did not receive any severance in connection with his resignation.

Components and Results of the Fiscal 2026 Executive Compensation Program
The primary components of the compensation program for our NEOs are base salary, annual incentive compensation and long-term incentives and awards. Our NEOs are also eligible for employee benefits consistent with those offered to other employees of the Company and for severance and change in control (“CIC”) benefits.
Base Salary: Base salary is intended to provide a level of assured cash compensation that is competitive in the marketplace to our executive officers. It is based on the individual’s qualifications, experience with the Company, past performance, taking into account all relevant criteria, value to the Company, the Company’s ability to pay and relevant competitive market data. The Compensation Committee approved the following base salaries:

	Base Salary at the end of Fiscal Year
Named Executive Officer	2026	2025	% Increase
Vincent J. Canino	$572,000	$ 550,000	4%
John J. Juric(1)	$414,000	$ 400,000	3.5%
John P. Miller(2)	N/A

(1)	Mr. Juric resigned as Chief Financial Officer effective November 1, 2025.
(2)	Mr. Miller is serving under a consulting arrangement as the Company’s interim Chief Financial Officer.
Annual Incentive Compensation, Targets and Results: The AIP for Fiscal 2026 was designed to focus our NEOs on revenue growth, gross profit, adjusted EBITDA and liquidity. The AIP was intended to be self-funded and established target annual incentive opportunities expressed as a percentage of annual base salary. For Fiscal 2026, Mr. Canino’s target award opportunity was 100% of annual base salary and Mr. Juric’s target award opportunity was 60% of annual base salary. Awards under the AIP are subject to the terms of the Capstone Green Energy Holdings, Inc. Executive Performance Incentive Plan, Committee approval and the Committee’s discretion. All awards require compliance with covenants in the Company’s senior debt agreements to be eligible for any incentive payout, regardless of goal achievement. The Committee also has discretion to determine that amendments to such covenants that have a financial impact on the Company could result in the performance gate not being met. Participants generally must be active employees on the award payment date to receive an award, except as otherwise provided under the AIP and subject to the Committee’s discretion.

The Fiscal 2026 AIP performance measures, weightings and target performance goals were as follows (in thousands):

Performance Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Results
Revenue	20%	$86,386	$105,264	$119,406	20.52%
Gross Profit Dollars	30%	$24,559	$31,250	$36,157	38.18%
Adjusted EBITDA	30%	$9,204	$12,662	$16,120	43.73%
Cash and Cash Equivalents	20%	$5,000	$13,795	$15,952	30.00%

(1)
Adjusted EBITDA is defined as EBITDA before loss on debt extinguishment, stock-based compensation expense, restructuring charges, other unusual and non-recurring charges, and Special Material Adjustments approved by the Committee. For clarity, Adjusted EBITDA does not include an addback for the AIP bonus accrual. Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of Adjusted EBITDA to Net Loss is provided in Appendix A.

(2)
Cash and Cash Equivalents includes cash on hand, restricted cash, and availability for cash draws on revolving lines of credit or other unsecured credit facilities, less the amount of trade accounts payable that exceeds the 90-day days payable outstanding value calculated using cost of goods sold for the applicable period.

No payments will be made for performance below specified threshold levels. The Committee has discretion to modify any payment that would otherwise be made under the AIP based on achievement of the target performance goals, including by reducing a payment if the Committee determines that the eligible participant failed to achieve individual or departmental goals that are unrelated to the Company’s overall performance. On June 30, 2026, the Company’s Compensation Committee certified performance under the Fiscal 2026 AIP at 132.4%.
Long-Term Incentive Targets and Awards: In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation Committee regularly monitors and evaluates the total cost of such programs, based on information provided annually by, and in consultation with the Company’s independent compensation consultant. This information includes share utilization and annual grant levels. The Compensation Committee determines the appropriate award to grant to each NEO by assessing equity incentive awards made to officers of comparable companies.
Long-term incentive awards are designed to focus senior executives on longer-term financial and strategic growth goals that drive stockholder value creation, strengthen the Company’s financial position and support leadership retention. For Fiscal 2026, the Company’s long-term incentive program consisted of time-based RSUs and performance-based PRSUs. The target equity mix for the CEO was 50% RSUs and 50% PRSUs, and the target equity mix for other eligible senior leadership participants was 75% RSUs and 25% PRSUs.
All unvested awards that were part of the Fiscal 2024 Executive Annual Incentive Programs granted prior to December 7, 2023 were cancelled in accordance with the Company’s restructuring. Fiscal 2026 PRSUs cover a three-year performance period and are based on two performance measures: Total Gross Margin percentage and Days in Inventory. Total Gross Margin percentage is calculated as revenue minus cost of goods sold, divided by revenue, with cost of goods sold consisting of cost of goods sold for products, accessories and services. Days in Inventory is calculated as average inventory divided by cost of goods sold, multiplied by the number of days in the period, using the inventory and direct material cost inputs specified under the LTIP.
Achievement at threshold results in 50% of the target PRSUs earned, target achievement results in 100% of the target PRSUs earned, and maximum achievement results in 150% of the target PRSUs earned, with interpolation between levels. PRSU awards are cumulative over the three-year performance period and no shares are paid annually; instead, actual awards are determined as soon as practicable after the third anniversary of the performance period start date, following calculation and audit of the applicable financial results, and vest 100% upon award determination. Time-based RSUs vest in one-third increments beginning on the first anniversary of the grant date. Awards are expected to be settled in stock, but the Company reserves the right to settle awards in cash. All awards are subject to the applicable plan terms, the Committee’s discretion and the Company’s clawback policy.

Outstanding Equity Awards at 2026 Fiscal Year-End
Information about outstanding equity awards held by our NEOs as of the end of Fiscal 2026 is set forth in the table below.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Name	Exercisable (#)	Unexercisable (#)
Vincent J. Canino	—	—	—	—	215,917	1,176,747	25,000	136,250
John J. Juric	—	—	—	—	—	—	—	—
John P. Miller	—	—	—	—	4,149	22,612	—	—

(1)
Mr. Juric had no unvested equity awards outstanding as of March 31, 2026. The market value of the unvested stock awards is calculated by multiplying the number of units by the closing price of our common stock as of March 31, 2026, which was $5.45.

Employee Benefits: Executive officers are generally entitled only to health, welfare and retirement benefits that are consistent with those offered to other employees of the Company. The Company offers group life, disability, medical, dental and vision insurance and an employee stock purchase program. The Company maintains a defined contribution 401(k) profit sharing plan in which all employees are eligible to participate. The plan also provides for both Company matching and discretionary contributions, which are determined by the Board. The Company matches 50 cents on the dollar up to 6% of the employee’s compensation that is contributed. The Company’s match vests 25% per year over four years commencing on the employee’s hire date.
Executive Employment Contracts, Termination of Employment and Change in Control Arrangements: On December 7, 2023, the Company adopted the Capstone Energy+, Inc. Severance Pay Plan (the “New Severance Plan”), which contains terms substantially similar to those set forth in the original severance plan prior to the restructuring. The New Severance Plan provides that, in the event that the Chief Executive Officer’s employment is terminated by the Company without Cause, the Chief Executive Officer will be entitled to receive, subject to the execution of a separation agreement containing a general release of claims, eighteen months of base salary continuation and reimbursement of COBRA premiums. The New Severance Plan also provides that, in the event that an eligible Chief Financial Officer’s employment is terminated by the Company without Cause, the Chief Financial Officer will be entitled to receive, subject to the execution of a separation agreement containing a general release of claims, twelve months of base salary continuation and reimbursement of COBRA premiums for twelve months.
Prior to December 7, 2023, the Company entered into a Change in Control Agreement with Mr. Juric for certain payments and benefits following a qualifying termination of Mr. Juric’s employment within six months prior to or 24 months following a change in control. The Company’s financial restructuring completed on December 7, 2023 constituted a change in control under Mr. Juric’s Change in Control Agreement. Mr. Juric resigned as Chief Financial Officer effective November 1, 2025, did not receive any severance or change in control benefits in connection with his resignation, and was not serving as an executive officer on March 31, 2026. The 24-month period following the Company’s financial restructuring has expired.
In connection with the appointment of Mr. Canino as President and Chief Executive Officer, the Company entered into a CIC Agreement with Mr. Canino (the “Amended and Restated CIC Agreement”). The Amended and Restated CIC Agreement provides for certain payments and benefits following a Qualifying Termination (as defined in the Amended and Restated CIC Agreement). In the event of a Qualifying Termination, subject to Mr. Canino’s execution and non-revocation of a Separation Agreement, compliance with his obligations under the Separation Agreement and compliance with any other continuing obligations to the Company or its successor, he will be eligible to receive: (a) two and one-half (2.5) times the sum of his: (i) annual base salary for the calendar year in which the Date of Termination (as defined in the Amended and Restated CIC Agreement) occurs (or his annual base salary in effect immediately prior to the CIC, if higher) and (ii) target annual incentive compensation for the calendar year in which the Date of Termination occurs; (b) a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Mr. Canino if he had remained employed by the Company, for up to 18 months; and (c) acceleration of any unvested equity awards outstanding on the date of the Qualifying Termination, assuming achievement of performance criteria at target and without reduction for any shortened performance period in the case of performance-based equity awards. Payments under the Amended and Restated CIC Agreement are in lieu of payments under the New Severance Plan.
In connection with Mr. Miller’s appointment as Interim Chief Financial Officer, the Company entered into a consulting agreement, effective November 10, 2025, with BBR Financial Solutions, LLC. Pursuant to the consulting agreement, BBR Financial Solutions, LLC makes Mr. Miller available to serve as the Company’s Interim Chief Financial Officer and to perform services customary for that position. The consulting agreement may be terminated by either party upon 14 calendar days’ prior written notice, and BBR Financial Solutions, LLC may terminate the agreement immediately under certain circumstances, including if there is a material change in the scope of services. The consulting agreement provides that BBR Financial Solutions, LLC is entitled to payment for services performed and expenses incurred prior to termination. Mr. Miller does not receive severance benefits under the consulting agreement.
The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.
The tables below set forth the amount of compensation payable to Mr. Canino, as if such situation occurred on March 31, 2026, under the severance plans and CIC Agreements discussed above.
Mr. Canino

Executive Benefits and Payments upon Termination	Involuntary Termination without Cause	Involuntary Termination Related to Change in Control
Cash Payments	$858,000(1)	$2,002,000(2)
Insurance Benefits	32,630(3)	32,630(4)
Total	$890,630	$2,034,630

(1)	Reflects severance payments of Mr. Canino’s annual base salary as of March 31, 2026 over a period of 18 months, payable under the New Severance Plan.
(2)
Reflects a lump sum severance payment equal to two and one-half (2.5) times the sum of Mr. Canino’s annual base salary as of March 31, 2025, and target annual incentive compensation, payable under the Amended and Restated CIC Agreement.

(3)	Reflects monthly payments of health benefit premiums over a period of 18 months, payable under the New Severance Plan.
(4)	Reflects monthly payments of health benefit premiums over a period of 18 months, payable under the Amended and Restated CIC Agreement.
Mr. Juric resigned effective November 1, 2025, did not receive any severance in connection with his resignation, and was not serving as an executive officer on March 31, 2026. Accordingly, no termination or change in control benefits are shown for Mr. Juric as of March 31, 2026.

Pay Versus Performance
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “Compensation Actually Paid” (“CAP”) and certain performance measures required for Smaller Reporting Companies. The following table provides the information required for our NEOs for each of the fiscal years ended March 31, 2024, March 31, 2025, and March 31, 2026 along with the required financial information for each fiscal year:

	CEO		Non-CEO NEOs		Value of Initial Fixed of $100 Investment Based on Total Shareholder Return(3) ($)	Net Income (Loss) (in millions) ($)
Year	Summary Compensation Table Total(1) ($)	Compensation Actually Paid(1) ($)	Average Summary Compensation Table Total(2) ($)	Average Compensation Actually Paid(1)(2) ($)
2026(4)	1,566,023	3,879,004	238,398	295,799	519.05	2.8
2025(4)	1,457,102	1,320,602	826,337	815,537	71.43	(7.2)
2024(4)	493,654	493,654	765,743	374,493	100.00	7.4
2024(5)	449,511	449,511	—	—	—	—
2024(6)	670,622	206,010	—	—	—	—

(1)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay Versus Performance table. CAP does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. A significant portion of the CAP amounts shown relate to changes in values of unvested awards over the course of the applicable reporting year. Our NEOs do not participate in a defined benefit plan, so no adjustment for pension benefits is included in the table below.

(2)	Non-CEO NEOs reflect the average Summary Compensation Table total compensation and average Compensation Actually Paid for the following executives by year:
2026: John J. Juric and John P. Miller
2025 and 2024: John J. Juric
(3)
Because we have less than three full years of trading data, for purposes of the requirement in Item 402(v)(2)(iv), we measure cumulative total shareholder return beginning on the date of our emergence from bankruptcy. Total shareholder return is calculated using the fair value of our Common Stock as set forth in valuation reports as of March 31, 2024 and December 7, 2023.

(4)	CEO reflects Vince J. Canino, who became President and CEO of the Company on March 11, 2024.
(5)
CEO reflects Robert C. Flexon, who was appointed Executive Chairman on August 9, 2023 and served as our Interim President and CEO of the Company from August 22, 2023 until March 10, 2024. Mr. Flexon remained Executive Chairman until March 31, 2024.

(6)	CEO reflects Darren R. Jamison, who served as our President and CEO until August 22, 2023.

The following tables below details these adjustments to compensation as reported in the Summary Compensation Table for our CEOs and the average of our non-CEO NEOs:

	2026	2025	2024
	Vince J. Canino	Vince J. Canino	Vince J. Canino	Robert C. Flexon	Darren R. Jamison
Total Compensation from Summary Compensation Table	$1,566,023	$1,457,102	$493,654	$449,511	$670,622
Adjustment for grant date values in the Summary Compensation Table	$(71,905)	$(46,500)	$(472,500)	$(35,869)	$(362,167)
Year-end fair value of unvested awards granted in the current year	$671,031	$37,500	$472,500	—	—
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$866,772	$(90,000)	—	—	—
Fair values at vest date for awards granted and vested in current year	—	—	—	$35,869	—
Difference in fair value between prior year-end fair values and vest date fair values for awards granted in prior years	$847,083	$(37,500)	—	—	$(2,888)
Forfeitures during current year equal to prior year-end fair value	—	—	—	—	$(99,557)
Total Adjustments for Equity Awards	$2,312,981	$(136,500)	—	—	$(464,612)
Compensation Actually Paid (as calculated)	$3,879,004	$1,320,602	$493,654	$449,511	$206,010

	2026	2025	2024
	Average Non- CEO NEOs	Average Non- CEO NEOs	Average Non- CEO NEOs
Total Compensation from Summary Compensation Table	$238,398	$826,337	$765,743
Adjustment for grant date values in the Summary Compensation Table	$(21,900)	$(55,800)	$(292,590)
Year-end fair value of unvested awards granted in the current year	$11,306	$45,000	—
Year-over-year difference of year-end fair values for unvested awards granted in prior years	—	—	—
Fair values at vest date for awards granted and vested in current year	$43,750	—	$67,590
Difference in fair value between prior year-end fair values and vest date fair values for awards granted in prior years	$41,120	—	—
Forfeitures during current year equal to prior year-end fair value	$(16,875)	—	$(166,250)
Total Adjustments for Equity Awards	$57,401	$(10,800)	$(391,250)
Compensation Actually Paid (as calculated)	$295,799	$815,537	$374,493

Pay Versus Performance Relationship Disclosures
Compensation Actually Paid and Cumulative Total Shareholder Return
The graph below compares the compensation actually paid to our CEOs and the average of the compensation actually paid to our remaining Non-CEO NEOs, with our cumulative total stockholder return for the fiscal years ended March 31, 2026, 2025, and 2024. Total stockholder return amounts reported in the graph assume an initial fixed investment of $100 at the beginning of the period.

Compensation Actually Paid and Net Income (Loss)
The graph below compares the compensation actually paid to our CEOs and the average of the compensation actually paid to our Non-CEO NEOs, with our net income (loss) for the fiscal years ended March 31, 2026, 2025, and 2024.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below sets forth certain information as of June 15, 2026 (unless otherwise indicated) regarding beneficial ownership of our Common Stock and Non-Voting Common Stock by: (1) each director, nominee for director and NEO of the Company; (2) all directors and executive officers as a group; and (3) each person known by the Company to be the beneficial owner of more than 5% of the outstanding capital stock of the Company. As of July 2, 2026, there were 32,220,718 shares of Common Stock and 333,120 shares of Non-Voting Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law. The information provided in the table below is based on the Company’s records, information filed publicly with the SEC and other information provided to the Company and, with respect to Mr. Juric, his most recent Section 16 filing available to the Company.

	Common Stock		Non-Voting Common Stock		% of Combined Total Voting Power
Name and Address of Beneficial Owner**(1)	Number of Shares	% of Shares	Number of Shares	% of Shares
Stockholders Beneficially Owning More Than 5%
Non-Management
AIGH Capital Management, LLC(2)	2,280,000	7.1%	—	—	4.7%
Monarch Alternative Capital LP and affiliated purchasers(3)	19,499,909	40.3%	—	—	40.3%
Named Executive Officers and Directors
John J. Juric(4)	111,347	*	114,560	34.4%	*
Vincent J. Canino	347,959	1.1%	—	—	*
Robert F. Powelson	80,867	*	60,795	18.3%	*
Denise M. Wilson	65,735	*	60,795	18.3%	*
Ping Fu	47,179	*	60,795	18.3%	*
John P. Miller	51,807	*	—	—	*
Christopher J. Close	18,881	*	—	—	*
Robert F. Beard	16,649	*	—	—	*
All directors, director nominees and executive officers as a group (7 persons)	629,077	2.0%	182,385	54.8%	1.3%

*	Less than one percent or, where no shares are reported in the applicable class, not applicable.
**	Unless otherwise indicated, the address of each person listed is c/o Capstone Energy+, Inc., 16640 Stagg Street, Van Nuys, California 91406.
(1)
In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock and shares of Non-Voting Common Stock held by that individual that are currently exercisable, or will become exercisable within 60 days from June 15, 2026, are deemed outstanding. In addition, shares underlying RSUs that will vest within 60 days from June 15, 2026, are deemed outstanding. Percentage of combined total voting power excludes our Non-Voting Common Stock, any shares of Non-Voting Common Stock underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from June 15, 2026, or any shares of Non-Voting Common Stock underlying RSUs that will vest within 60 days from June 15, 2026, as our Non-Voting Common Stock is non-voting. For purposes of the percentage of combined total voting power, Series A Preferred Stock is included on an as-converted basis and Non-Voting Common Stock is excluded.

(2)
AIGH Capital Management, LLC (“AIGH”) filed a Schedule 13G/A on February 17, 2026 reporting beneficial ownership, as of December 31, 2025, of the number of shares reflected in the above table. AIGH reported having sole voting power and sole dispositive power over 2,280,000 shares of Common Stock and excluded 3,520,000 common shares issuable upon exercise of warrants that were not currently exercisable due to beneficial ownership limitations on exercise. The business address of AIGH is 6006 Berkeley Avenue, Baltimore, MD 21209.

(3)
Based on information contained in the Schedule 13D/A filed by Monarch Alternative Capital LP on June 29, 2026 and the terms of the Series A Convertible Preferred Stock. On March 29, 2026, the Company entered into a securities purchase agreement with purchasers affiliated with Monarch Alternative Capital LP, pursuant to which such purchasers agreed to purchase 3,333,334 shares of Common Stock and 80,000 shares of Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock has an initial stated value of $1,000 and is convertible at the option of the holder into shares of Common Stock at a conversion price of $5.00 per share, subject to adjustment. The Series A Convertible Preferred Stock is entitled to vote together with the Common Stock as a single class on an as-converted basis. The amount shown includes the 3,333,334 shares of Common Stock held by such purchasers and 16,166,575 shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, including accrued paid-in-kind dividends through June 15, 2026.

(4)
Based solely on Mr. Juric’s most recent Section 16 filing available to the Company, adjusted to exclude equity awards that did not vest before his resignation. Mr. Juric resigned as Chief Financial Officer effective November 1, 2025 and is no longer an executive officer of the Company.

Stock Ownership Guidelines: The Board has established stock ownership guidelines applicable to senior executives (including the NEOs) and non-employee directors in order to further align the interests of executives and directors with the interests of stockholders. These ownership guidelines provide that the subject persons should own common stock equal in value to a multiple of their annual salary (or, in the case of directors, their annual retainer) as follows:

Chief Executive Officer	4 times annual base salary
Executive Vice Presidents	2 times annual base salary
Senior Vice Presidents and other NEOs	1 times annual base salary
Non-employee members of the Board	4 times annual retainer

Covered persons are expected to hold the specified amount of stock within five years from the later of the date of our emergence from Chapter 11 bankruptcy or the date they become subject to the ownership guidelines. The Board will continue to monitor progress towards the achievement of the ownership guidelines.
Clawbacks: On December 7, 2023, the Company adopted, and on June 1, 2026 amended, the Executive Officer Incentive Compensation Recoupment (Clawback) Policy in accordance with Rule 10D-1 of the Exchange Act (the “Clawback Policy”). The Clawback Policy applies to incentive-based compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure and requires the Company to recover Erroneously Awarded Compensation (as defined below) from covered executive officers in the event that the Company is required to prepare an Accounting Restatement (as defined below) (except in certain limited circumstances). Current and former covered executive officers of the Company are subject to the Clawback Policy regardless of whether such covered executive officers engaged in misconduct or otherwise caused or contributed to the requirement for an Accounting Restatement.
“Erroneously Awarded Compensation” means, in the event of an accounting restatement, the amount of incentive-based compensation previously received by covered executive officers that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts in such accounting restatement, and must be computed without regard to any taxes paid by the relevant covered executive officer, provided, however, that for incentive-based compensation based on stock price or total stockholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total stockholder return upon which the Incentive-Based Compensation was received, and (ii) the Company must maintain documentation of the determination of that reasonable estimate and, if the Company’s common stock is then listed on a national securities exchange, provide such documentation to such national securities exchange.
“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or to correct an error that is not material to the previously issued financial statements, but that would result in a material misstatement if the error were corrected or left uncorrected in the current period.
Anti-Hedging Policy: The Company has an insider trading policy and procedures governing the purchase, sale and/or other dispositions of the Company’s securities that applies to all directors, officers, employees and certain other persons. It is also the Company’s policy to take appropriate steps to comply with applicable federal and state securities laws and regulations, as well as applicable stock exchange listing standards, when the Company engages in transactions in the Company’s securities. The Company believes that its insider trading policy and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to the Company. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended March 31, 2026.
The Company’s insider trading policy prohibits directors, officers, employees, contractors and consultants (and their family members, including spouses, minor children or any other family members living in the same household) from engaging in short sales of the Company’s common stock prohibited by Section 16 of the Exchange Act, i.e., sales of shares which the insider does not own at the time of sale, or sales of common stock against which the insider does not deliver the shares within 20 days after the sale involving the Company’s securities, including the Company’s common stock, options or warrants. The insider trading policy further prohibits the buying or selling of puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities.
Anti-Pledging Policy: The Company’s insider trading policy also states that no covered person may pledge Company securities as collateral for a loan (or modify an existing pledge).
Compliance: The responsibilities and authority of the Compensation Committee are set forth in its charter, which is intended to set forth best practices for compensation. The members of the Compensation Committee are all “independent directors,” as defined under Nasdaq rules. Equity incentive awards are granted by the Compensation Committee in a manner that is intended to satisfy Rule 16b-3 under the Exchange Act.
Policies and Practices related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information (“MNPI”): The timing of equity award grants is determined with consideration to a variety of factors, including but not limited to, the achievement of pre-established performance targets, market conditions and internal milestones. Although we do not have a formal policy, program or plan that requires us to award equity or equity-based compensation on a predetermined schedule, we generally issue equity awards to our executive officers annually in the first quarter.
In determining the timing and terms of an equity award, the Compensation Committee may consider MNPI to ensure that such grants are made in compliance with applicable laws and regulations. The Board’s or the Compensation Committee’s procedures to prevent the improper use of MNPI in connection with the granting of equity awards may include oversight by legal counsel and, where appropriate, delaying the grant of equity awards until the public disclosure of such MNPI. Additionally, our Insider Trading Policy prohibits directors, officers and employees from trading in our common stock while in possession of or on the basis of MNPI about us. We have not timed, and do not plan to time, the disclosure of MNPI for the purpose of affecting the value of executive compensation. In the year ended March 31, 2026, no options were granted to our NEOs within four business days prior to, or one business day following, the filing or furnishing of a periodic or current report by us that disclosed MNPI.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
Our stockholders are being asked to ratify the appointment by the Audit Committee of CBIZ to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2027. CBIZ is considered by management to be well qualified. The Audit Committee is solely responsible for selecting our independent registered public accounting firm, and stockholder approval is not required to appoint CBIZ as our independent registered public accounting firm for the fiscal year ending March 31, 2027. However, the Audit Committee believes that submitting the appointment of CBIZ to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the Audit Committee will reconsider whether to retain CBIZ. If the selection of CBIZ is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in our best interest and the best interest of the stockholders. Representatives of CBIZ are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.
On November 1, 2024, CBIZ, then known as Mayer Hoffman McCann P.C., acquired the attest business of Marcum LLP (“Marcum”), the Company’s former independent registered public accounting firm. Following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, the approval of the Audit Committee and the completion of CBIZ’s customary client acceptance procedures, the dismissal of Marcum and the engagement of CBIZ became effective on March 14, 2025.
CBIZ’s reports on the Company’s consolidated financial statements for the fiscal years ended March 31, 2026 and March 31, 2025 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles.
During the fiscal years ended March 31, 2026 and March 31, 2025, and the subsequent interim period through June 15, 2026, there were no disagreements with CBIZ or Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to CBIZ’s or Marcum’s satisfaction, would have caused CBIZ or Marcum, as applicable, to make reference to the subject matter of the disagreement in connection with its report, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except as previously disclosed in the Company’s filings with the SEC.
Fees Paid to the Independent Registered Public Accounting Firm
The merger of CBIZ and Marcum was effective as of November 1, 2024. The following table sets forth the fees that the Company was billed by CBIZ during fiscal 2026 and fiscal 2025, our independent registered public accountants for fiscal years 2026 and 2025:

Amount of Fees
Description of Fees	2026	2025
Audit Fees	$ 569,000	$ 448,050
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$ 569,000	$ 448,050

Audit Fees: These fees were primarily for professional services rendered in connection with the audit of the Company’s consolidated annual financial statements and reviews of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.
Pre-approval of Services Performed by the Independent Registered Public Accounting Firm
The Audit Committee has adopted a procedure for pre-approval of all fees charged by our independent auditors. Under the procedure, the Audit Committee pre-approves all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to the Company by the independent auditors. Such pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimis” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who must present any decision to pre-approve an activity to the full Audit Committee at its first meeting following such decision.
Vote Required
The affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required for the ratification of the selection of CBIZ as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2027.
Abstentions and broker non-votes, if any, will not affect the outcome of the vote on this proposal. We do not currently expect any broker non-votes on this Proposal 3. If you sign your proxy card with no further instructions and you are a stockholder of record, then your shares will be voted in accordance with the Board’s recommendations of the Board for Proposal 3.
RECOMMENDATION
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF CBIZ AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2027.

OTHER INFORMATION
Code of Business Conduct and Code of Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company. All directors, officers and employees of the Company are expected to be committed to the highest standards of honest, ethical and legal behavior. The Board reviews the Code of Business Conduct and Ethics on an annual basis or more often, if necessary. The Company has also adopted a Code of Ethics for Principal and Senior Financial Officers. Each governance document is available on the Company’s website at www.capstoneenergyplus.com. We intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics and Code of Ethics for Principal and Senior Financial Officers.
Corporate Governance Guidelines
The Company takes corporate governance responsibilities seriously and has adopted Corporate Governance Guidelines to address the Board of Directors’ governance role and functions. The Corporate Governance Guidelines describe the role of the Board of Directors and provide a framework for, among other things, issues such as director selection and qualifications, director compensation, meetings of the Board of Directors, selection of the Chief Executive Officer and director orientation and continuing education. The Board of Directors reviews and updates the Company’s Corporate Governance Guidelines on an annual basis or more often, if necessary. The Corporate Governance Guidelines are available on the Company’s website at www.capstoneenergyplus.com.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s equity securities. The Company endeavors to assist officers and directors in making these filings. Based solely on its review of the reports filed with the SEC during the Company’s fiscal year ended March 31, 2026, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended March 31, 2026 were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners, except for the following reports filed late due to administrative errors: Vince Canino had one late Form 4 filing and Christopher Close had one late Form 4 filing and one late Form 3 filing.
Related Person Transactions Policies and Procedures
The Audit Committee has adopted written policies and procedures regarding related party transactions. The policies and procedures require that the Audit Committee, whose members are all independent directors, review and approve all related party transactions where the amount involved is in excess of $120,000. Any proposed related party transaction where the amount involved is $120,000 or less may be approved by the Chair of the Audit Committee or, in applicable situations, the Chief Compliance Officer. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. In determining whether to approve or ratify a related party transaction, the Audit Committee considers, among other factors, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, in the case of directors and officers, whether the provisions of Section 144 of the Delaware General Corporation Law have been met. Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction.

We describe below the transactions and series of similar transactions, since April 1, 2024, to which we were a party or will be a party, in which:
•	the amounts involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and
•
any of our directors, executive officers, holders of more than 5% of our capital stock, or any member of their immediate family had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control, and other arrangements with directors and executive officers, which are described where required under the section above titled “Summary Compensation Table.”

Capstone Distributor Support Program
The Distributor Support System (the “DSS program”) provides additional support for distributor business development activities, customer lead generation, brand awareness and tailored marketing services for each of Capstone’s major geographic and market verticals. This program is funded by Capstone’s distributors and was developed to provide improved worldwide distributor training, sales efficiency, website development, company branding and funding for increased strategic marketing activities. Upon emerging from Chapter 11 bankruptcy, Capstone Green Energy Corporation, the Company’s predecessor for SEC reporting purposes, legally became DSS; all contracts were novated to Capstone Green Energy LLC along with the transfer of operating assets, except for the distributor services as those assets remained with DSS. As a result, DSS assumed the responsibility of providing the services, making DSS obligated to perform the distributor services. DSS is responsible for making available regularly scheduled Authorized Service Provider, applications, and/or sales training and support for the distributor’s business development activities. The agreement includes the fee, which is the greater of 5% of distributor’s prior calendar year revenue or $20,000. The aggregate amount earned under the agreement in Fiscal 2026 and Fiscal 2025 was $2.4 million and $2.5 million, respectively.
Redemption of Preferred Units and Purchase of Distributor Support Services Assets
On March 29, 2026, in connection with the Company’s preferred stock and common stock investment transactions, Capstone Green Energy LLC, the Company’s operating subsidiary, and the Company entered into a redemption agreement with Capstone Distributor Support Services Corporation (“CDSS”), the holder of the Series A Redeemable Preferred Units of Capstone Green Energy LLC, providing for Capstone Green Energy LLC’s redemption of the Series A Redeemable Preferred Units on the closing date for a redemption price of $84.0 million. The closing of the preferred stock and common stock investment transactions and the redemption of the Series A Redeemable Preferred Units were each conditioned on each other.
Also on March 29, 2026, Capstone Green Energy LLC and the Company entered into an Asset Purchase Agreement with CDSS pursuant to which, among other things, CDSS agreed to sell and transfer, and Capstone Green Energy LLC agreed to purchase, accept and assume, certain transferred assets and assumed liabilities for a purchase price of $1.0 million. The transferred assets relate to the Company’s distributor support services and were held by CDSS prior to, or transferred to CDSS in connection with, the Company’s emergence from Chapter 11 bankruptcy on December 7, 2023. The closing of the preferred stock and common stock investment transactions and the transactions contemplated by the Asset Purchase Agreement were each conditioned on each other.
Engagement of CFGI
In January 2024, the Company engaged CFGI, a non-related party per ASC 850, to provide third party accounting consultancy services as additional staff support for the restatement and restructuring activities of the Company. A related person, the son of John Juric, our former Chief Financial Officer, is a staff employee at CFGI. Mr. Juric’s son has never been involved in CFGI’s engagement with the Company and is not a partner, owner of 10% or more of, or otherwise involved in the management and decision making of CFGI. The CFGI compensation policy is to pay bonuses and incentives to its employees. Under the CFGI compensation policy Mr. Juric’s son may be paid a bonus related to the fees paid by the Company during the first year of the engagement. The Company incurred service fee expense of $1.1 million and $1.3 million for Fiscal 2026 and 2025, respectively. The potential bonus to be earned by Mr. Juric’s son is estimated to be $65,000. The Company’s related party transaction policy was not complied with, due to the bonus compensation to Mr. Juric’s son under CFGI’s compensation policy, when it initially engaged CFGI, but the Audit Committee has taken what it believes to be appropriate actions once it learned that Mr. Juric’s son was employed by CFGI.

Interests of Certain Persons in Matters to be Acted Upon
Other than the election of directors, none of our directors, nominees for director, executive officers, any person who has served as a director or executive officer since the beginning of the last fiscal year or their associates have any other interest, direct or indirect, by security holdings or otherwise, in any of the matters to be acted upon at the 2026 Annual Meeting as described in this Proxy Statement.
Additional Information
We file annual, quarterly, and current reports, proxy statements, and other information with the SEC. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
A copy of this Proxy Statement and our 2026 Annual Report have been posted on the Internet. Capstone will undertake to provide promptly without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written request of any such person, a copy of Capstone’s Annual Report on Form 10-K for the year ended March 31, 2026 as filed with the SEC. Requests for such copies should be addressed to Capstone Energy+, Inc., 16640 Stagg Street, Van Nuys, California 91406, Attn: Investor Relations. Requests can also be made by calling the Company at (818) 407-3628.
Householding
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers householding proxy materials may deliver a single proxy statement and/or Notice of Internet Availability to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares of capital stock. We will also deliver a separate copy of this Proxy Statement to any stockholder upon written or oral request. Similarly, stockholders who have previously received multiple copies of disclosure documents may write to the address or call the phone number listed below to request delivery of a single copy of these materials in the future. You can notify the Company by sending a written request to Capstone Energy+, Inc., 16640 Stagg Street, Van Nuys, California 91406, Attn: Investor Relations, by registered, certified, or express mail or by calling the Company at (818) 407-3628.

By Order of the Board of Directors

/s/ VINCENT J. CANINO
Vincent J. Canino President and Chief Executive Officer

July 8, 2026

Appendix A

CAPSTONE ENERGY+, INC. AND SUBSIDIARIES
RECONCILIATION OF NET LOSS, AS REPORTED TO ADJUSTED EBITDA
Year Ended March 31, 2026 (Fiscal 2026)
(In thousands)

Reconciliation of Reported Net Income to EBITDA and Adjusted EBITDA	Year Ended March 31, 2026
Net Income (Loss)	$2,826
Interest Expense	4,147
Provision for income taxes	(54)
Depreciation	3,870
Amortization	411
EBITDA	$11,200
Stock-based compensation	777
Restructuring Expense	414
Financing Expense	1,432
Extraordinary Legal Costs	107
Reorganization & SEC Investigation Costs	333
Merger and Acquisition Costs	1,646
Adjusted EBITDA	$15,909

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the Company’s economic performance year-over-year.
EBITDA is defined as net income (loss) before interest, provision for income taxes and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring, financing, shareholder litigation, non-recurring legal, restatement and SEC investigation expenses, and reorganization items. Restructuring expenses relate to the Chapter 11 bankruptcy filing and financing expenses related to the evaluation and negotiation of the Company’s senior indebtedness. Shareholder litigation expense resulted from the restatement of the Company’s financials and non-recurring legal expenses are one-time non-recurring legal fees. Restatement expenses are professional fees related to the restatement of the Company’s prior year financials. SEC investigation expenses relate to the costs arising from the restatement of the Company’s financials. Adjusted EBITDA is not a measure of the Company’s liquidity or financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of its liquidity.
While management believes that the Company’s presentation of Adjusted EBITDA provides useful supplemental information to investors, there are limitations associated with the use of this non-GAAP financial measure. Adjusted EBITDA is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the methods of calculation. The Company’s non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.
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T01813-P55046

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CAPSTONE ENERGY+, INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Class III Directors to the Board of Directors to serve for a term of office expiring at the Company's 2029 annual meeting of stockholders.

Class III Nominees:	**For**	**Withhold**
1a. Vincent J. Canino	☐	☐
1b. John P. Miller	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. Non-Binding Advisory Vote on the compensation of our named executive officers as presented in the proxy statement.	☐	☐	☐
3. Ratification of the appointment of CBIZ as the Company's independent registered public accounting firm for the fiscal year ending March 31, 2027.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

T01814-P55046

CAPSTONE ENERGY+, INC.
Annual Meeting of Stockholders
August 20, 2026 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Vincent J. Canino and John P. Miller and or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of CAPSTONE ENERGY+, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 AM PDT on August 20, 2026, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side